Exhibit 99.2

For immediate release:  August 23, 1996

                      CYPRESS CHEMICAL COMPANY AND HARMONY PRODUCTS, INC.
                            ANNOUNCE PROPOSED BUSINESS COMBINATION

        Helena, Arkansas and Chesapeake, Virginia--Cypress Chemical Company and Harmony Products, Inc. (OTC Bulletin Board--HRMY), announced today that they have signed a non-binding letter of intent to enter into a transaction in which Cypress Chemical Company, or a newly formed company that owns 100% of Cypress Chemical Company ("Cypress"), would acquire all of the outstanding shares of Harmony stock for a combination of Cypress common shares and preferred shares that would be subject to redemption after two (2) years at Cypress' option for a stated value of approximately $3,450,000. The preferred shares would be convertible into common shares of Cypress on a one-for-one basis, subject to certain conditions. The shares of Cypress to be issued to Harmony's shareholders in the transaction would be registered under the Securities Act of 1933. Under the terms of the proposed transaction, Cypress' shareholders would control approximately 85% of the combined entity following the merger.

        The consummation of the transaction is subject to several conditions, including satisfactory completion by both parties of business and financial due diligence over a 30 day period, negotiation of a definitive merger agreement, the issuance of an opinion by an investment banking firm to the effect that the transaction is fair to Harmony's public shareholders from a financial point of view, approval of the transaction by Harmony's and Cypress' shareholders, and the closing of the transaction by December 31, 1996. No assurance can be given by management of Cypress or Harmony that the merger will occur on the terms contemplated by the letter of intent, or at all.

        Cypress owns a fertilizer granulation facility located in Helena, Arkansas, where it manufactures and sells approximately 70,000 tons, annually, of granular ammonium sulfate and other synthetic fertilizers, primarily for agricultural markets, as well as certain granular micronutrients. Cypress views the acquisition of Harmony as a means of expanding Cypress' sales and production into specialty fertilizer products. Also, Cypress, which is currently involved in recycling certain wastes, sees the acquisition of Harmony as a means to take advantage of Harmony's efforts in the conversion of organic materials into Harmony's high nutrient analyses, slow release, organic base Bridge fertilizers, and private label products, designed for the golf course and consumer, turf and garden markets.

        Harmony, which discontinued operating its primary production line in 1995, used Cypress as well as other granulation facilities to manufacture certain of its products during the spring of this year, under the applicable Harmony patents. At that time, Harmony's Board of Directors concluded that a combination of Harmony with a company that owned a granulation facility was desirable.

        For additional information, contact:

        Gary Dahms, Executive Vice President, Cypress Chemical Company, 501-338-9309 Gregory R. Gill, President, Harmony Products, Inc., 757-523-2849


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